Exhibit 3.43(d)
APRIL 27, 2010
RIVERSIDE MATERIALS, LLC UNANIMOUS WRITTEN CONSENT OF THE MEMBER
The undersigned, being the sole member (the “Member”) of Riverside Materials, LLC, a Delaware limited liability company (the “Company”) hereby takes the following actions and adopts the following resolutions by written consent pursuant to the Limited Liability Company Agreement of the Company (the “Operating Agreement”) and Section 18-302 of the Delaware
Limited Liability Company Act (as amended from time to time, the “DLLCA”): WHEREAS, it is deemed advisable and in the best interests of the Company that the Operating Agreement be amended;
WHEREAS, the Member may amend the Company’s Operating Agreement in accordance with Article X of the Operating Agreement;
RESOLVED, that the Operating Agreement is hereby amended by inserting the following provision: “Article XIII. Bankruptcy of the Member. Notwithstanding any
other provision of this Agreement, the bankruptcy of a Member (as defined in Sectoion 18-101 of the DLLCA) or any other event set forth in Section 18-304 of the DLLCA shall not cause such member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.”
FURTHER RESOLVED, that all acts, actions and transactions relating to the matters contemplated by the foregoing resolutions done in the name of and on behalf of the Company, which acts would have been approved by the foregoing resolutions except that such acts were taken before these resolutions were certified, are hereby in all respects approved and ratified.
This consent may be executed in as many counterparts as may be required; all counterparts shall collectively constitute one and the same consent.

iN WITNESS WHEREOF, the undersigned has executed this Consent as of the date first written above. EASTERN
MATERIALS, INC. Name:
its: President and